                                                                                          NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces
New Organizational Structure that Focuses on Growth

ST. LOUIS (April 27, 2012) – The Laclede Group today announced a new organizational structure effective May 1, 2012 that will position the company to grow through execution of its four strategic imperatives to:

•	Develop and invest in emerging technologies such as natural gas microturbines, other natural gas power generation opportunities and CNG vehicles.

•	Pursue growth through the acquisition of other regulated natural gas distribution utilities and businesses to which the company can apply its operating model.

•
Invest in infrastructure that will position the company to efficiently and effectively assimilate and operate companies it acquires and upgrade Laclede Gas’ distribution system to ensure its continued safe, reliable and efficient operation.

•
Leverage current business unit competencies to enhance growth by building on the skills and competencies that the company’s employees developed through years of experience and their focus on adopting leading practices to achieve success on a broader scale.

Consistent with its increased focus on developing and investing in emerging technologies and investing in infrastructure that will position the company to efficiently and effectively assimilate and operate companies it acquires, the company created a new position that will lead these efforts:

•
Michael R. Spotanski will be appointed to the newly created position of Senior Vice President, Chief Integration and Innovation Officer.  In his new role, Mr. Spotanski will lead the company’s efforts to integrate regulated natural gas distribution utilities and other businesses that the company acquires as part of its growth strategy, as well as its efforts to develop and invest in emerging technologies.  Currently, Mr. Spotanski is Senior Vice President Operations and Marketing of Laclede Gas Company.  Until a new operating officer is appointed for Laclede Gas, Mr. Spotanski will continue to manage operations at Laclede Gas along with Suzanne Sitherwood who will remain President of Laclede Gas.

In addition to this new position, the Board of Directors approved the following appointments and promotions:

•
Mark C. Darrell will be appointed to the position of Senior Vice President, General Counsel and Chief Compliance Officer.  In this role, Mr. Darrell will supervise the company’s corporate legal functions, including mergers and acquisition support, litigation, regulatory affairs, contracts and environmental matters.  He will also be responsible for the company’s corporate compliance.

•
Mary C. Kullman will be promoted to Senior Vice President, Chief Administrative Officer and Corporate Secretary.  In her new role, Ms. Kullman’s responsibilities will include overseeing corporate communications, marketing and branding; the development and implementation of standards for shared services, enterprise risk management and internal audit.  She will retain her current role as corporate secretary and responsibility for corporate governance, securities and ethics.

•
Steven P. Rasche will be promoted to Senior Vice President, Finance and Accounting of the company and appointed Chief Financial Officer of Laclede Gas Company.  He will also serve as principal accounting officer for the company and Laclede Gas.  Mr. Rasche’s responsibilities will include accounting, financial reporting and analysis, treasury, tax and investor relations.  Mr. Rasche will report to Mr. Waltermire.

•
Richard A. Skau will be appointed to Senior Vice President, Chief Human Resources Officer.  In this role, Mr. Skau will supervise the Company’s efforts to attract, retain, develop and train employees to prepare them to execute on the company’s strategy.  His responsibilities also include employee relations, payroll, benefits, and diversity and inclusion.

•
Ellen L. Theroff will be promoted to Vice President, Governance and Standards and Assistant Corporate Secretary.  In her new role, Ms. Theroff’s responsibilities will include development and implementation of standards for shared services and the company’s facilities strategy, as well as corporate security, governance and facilities management.  Ms. Theroff will report to Ms. Kullman.

•
Mark D. Waltermire will be promoted to Executive Vice President, Chief Financial Officer. In this role, Mr. Waltermire will oversee strategic planning and corporate development, information technology services, finance and accounting, supply chain functions and Laclede Energy Resources, the company’s unregulated natural gas marketing subsidiary.

“Our new organizational structure is a fundamental step in the execution of our growth strategy,” said Suzanne Sitherwood, President and Chief Executive Officer of The Laclede Group.  “We are now set up to focus on pursuing regulated growth and developing and investing in emerging technologies, such as compressed natural gas vehicles, without sacrificing our ability to focus on our existing businesses and what has made us successful.”

“The companies that succeed in today’s challenging and competitive business environment are those that grow effectively and efficiently, without losing sight of the fundamentals,” continued Ms. Sitherwood.  “As we grow, we will continue to focus on delivering value to our shareholders, serving our customers and the communities in which they live, and further developing our employees.”

ABOUT THE LACLEDE GROUP

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its regulated utility business, conducted by Laclede Gas Company, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri.  Laclede Group’s primary non-regulated business is conducted by Laclede Energy Resources, Inc., a natural gas commodity service provider, and includes its wholly owned subsidiary LER Storage Services, Inc.  For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.